Exhibit 23.5

[Letterhead of Lee Keeling and Associates, Inc.]

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Ladies and Gentlemen:

We hereby consent to the reference to Lee Keeling and Associates, Inc. under the heading “Experts” in this Registration Statement on Form S-3 of SandRidge Mississippian Trust I and SandRidge Energy, Inc. (“SandRidge”), to be filed on or about October 23, 2012, including any future amendments thereto (the “Registration Statement”).    We also consent to the incorporation by reference in the Registration Statement of (i) all references to the name of Lee Keeling and Associates, Inc. in SandRidge’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 27, 2012, including any amendments thereto (the “Annual Report”), and (ii) all references to, and information taken from, the following three reports in such Annual Report:

Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2011,

Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2010, and

Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2009.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

October 23, 2012